UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHEGG, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2014

To Our Stockholders,

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Chegg, Inc. The meeting will be held at 3990 Freedom Circle, Santa Clara, California on Thursday, May 22, 2014 at 9:00 a.m. Pacific Time.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. On April 11, 2014, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, which contains instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and 2014 annual report to stockholders. The Notice also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote by telephone or through the Internet or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

Sincerely,

Dan Rosensweig President and Chief Executive Officer

CHEGG, INC.

3990 Freedom Circle

Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Chegg, Inc. will be held on Thursday, May 22, 2014, at 9:00 a.m. (Pacific Time) at our offices located at 3990 Freedom Circle, Santa Clara, California.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect three Class I directors of Chegg, Inc. each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock at the close of business on March 28, 2014 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote as a Chegg, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through their website at www.amstock.com or by phone at (800) 937-5449.

By Order of the Board of Directors,

Robert Chesnut

Senior Vice President, General Counsel and

Secretary

Santa Clara, California

April 11, 2014

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote by telephone or through the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Information About the Meeting” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability of Proxy Materials.

CHEGG, INC.

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

CHEGG, INC.

3990 Freedom Circle

Santa Clara, CA 95054

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

April 11, 2014

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Chegg, Inc.’s board of directors for use at Chegg’s 2014 Annual Meeting of Stockholders (the “meeting”) to be held at 3990 Freedom Circle, Santa Clara, California on May 22, 2014, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 11, 2014, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote by telephone or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of April 11, 2014, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy. Following the meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of common stock at the close of business on March 28, 2014, the record date, will be entitled to vote at the meeting. At the close of business on March 28, 2014, we had 82,686,142 shares of common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on March 28, 2014, the record date. You may vote all shares owned by you as of March 28, 2014, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on March 28, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, through the Internet, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on March 28, 2014 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or more nominees or “WITHHOLD” your vote with respect to one or more nominees. Approval of Proposal 2 will be obtained if the number of votes cast “FOR” the proposal at the meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class I directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via telephone or via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m., Pacific Time, on May 21, 2014. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or received a paper proxy card) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board or directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the Internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the Internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Chegg. Following the original mailing of the soliciting materials, Chegg and its agents may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, Chegg will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Chegg, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Chegg (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at investor.chegg.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Chegg is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at investor.chegg.com, by clicking on “View Our Governance Information,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Our board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and believes that it should maintain flexibility in determining a board leadership structure appropriate for the company from time to time.

Our board of directors believes that we and our stockholders currently are best served, considering his experience and expertise, by having Dan Rosensweig, our chief executive officer, serve as Chairman of our board of directors and preside over meetings of the board of directors, and hold such other powers and carry out such other duties as are customarily carried out by the Chairman of our board of directors. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance and reputational risks.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

The listing rules of the New York Stock Exchange (“NYSE”) generally require that a majority of the members of our board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by NYSE. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that none of the members of our board other than Mr. Rosensweig has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the members of our board other than Mr. Rosensweig is “independent” as that term is defined under the rules of the NYSE.

All members of our audit committee, compensation committee, nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Chegg or any of its subsidiaries other than their directors’ compensation. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. The charters for each committee can be obtained, without charge, on the investor relations section of our website, investor.chegg.com, by clicking on “View Our Governance Information” under “Corporate Governance.” Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Barry McCarthy, who is the chair of the audit committee, Richard Sarnoff and John York. The composition of our audit committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NYSE listing standards. In addition, our board of directors has determined that Mr. McCarthy is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act.

Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Ted Schlein, who is the chair of the compensation committee, Jeffrey Housenbold and Marne Levine. The composition of our compensation committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to rule 16b-3 promulgated under the Securities Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers and directors. Our compensation committee, among other things:

•	reviews and determines the compensation of our executive officers and recommends to our board of directors the compensation for our directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general strategies relating to compensation and benefits of our employees.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to assure that they promote stockholder interests and supports Chegg’s strategic and tactical objectives, and that it provides for appropriate rewards and incentives for the Company’s executives. Our compensation committee also reviews and makes recommendations to our board of directors regarding the compensation of non-employee directors. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. In determining the compensation of each of our executive officers, other than our chief executive officer, our compensation committee considers the recommendations of our chief executive officer and Human Resources Department. In the case of the chief executive officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our compensation committee retained an independent compensation consultant, Compensia, Inc., to assist in structuring our executive officer compensation and director compensation for 2013. Compensia provided our compensation committee with market data and analyses from a peer group of similarly-sized technology companies with similar business and financial characteristics. Other than the services described above, Compensia has not provided our company or our compensation committee with any other services. No work performed by Compensia during fiscal year 2013 raised a conflict of interest.

The compensation committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain executive officers of our company, including our Chief Executive Officer, who is also a member of the board, the authority to make certain types of equity awards to any employee who is not an executive officer or director under our company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Ms. Levine, who is the chair of the nominating and corporate governance committee, and Messrs. Schlein and York. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to the board of directors regarding the composition of the board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2013 were Ms. Levine and Messrs. Housenbold and Schlein. None of the members of our compensation committee in 2013 was at any time during fiscal 2013 or at any other time an officer or employee of Chegg or any of its subsidiaries, and none had or have any relationships with Chegg that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2013.

Board and Committee Meetings and Attendance

The board of directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The board of directors meets periodically during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board of directors’ approval. The board of directors held 8 meetings during 2013, and also acted by unanimous written consent, the audit committee held 5 meetings, the compensation committee held 5 meetings, and also acted by unanimous written consent, and the nominating and corporate governance committee held no meetings as our board of directors oversaw the establishment of our company’s corporate governance practices in 2012 and 2013 in connection with our initial public offering. Our nominating and corporate governance committee plans to meet on a quarterly basis in 2014 and going forward. During 2013, each member of the board of directors participated in at least 75% of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served, that were held during the period in which such director served, except that Mr. York attended all of the regular meetings of the board held during the fiscal year ended December 31, 2013 during which he served as a director, but was unable to attend the two meetings of the audit committee held during the period in which he served as a committee member.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. We completed our initial public offering (“IPO”) in November 2013 and did not have an annual meeting of our stockholders in 2012.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Ms.  Levine, chairman of the nominating and corporate governance committee, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management member of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Corporate Secretary

Chegg, Inc.

3990 Freedom Circle

Santa Clara, California 95054

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our board members, officers and employees. Our Code of Business Conduct and Ethics is posted on the investor relations section of our website located at investor.chegg.com, by clicking on “View Our Governance Information,” under “Corporate Governance.” Any amendments or waivers of our Code of Business Conduct and Ethics pertaining to a member of our board or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2015 and 2016, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class I nominees named below be elected as a Class I director for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Barry McCarthy(1)	60	Entrepreneur	March 2010
Dan Rosensweig	52	President and Chief Executive Officer of Chegg	March 2010
Ted Schlein(2)(3)	50	General Partner of Kleiner Perkins Caufield & Byers	December 2008

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Barry McCarthy has served on our board of directors since March 2010. From March 2011 to November 2011, Mr. McCarthy was a Venture Partner at Technology Crossover Ventures, a venture capital firm that focuses on information technology. From November 2011 to present Mr. McCarthy has served as an Executive Adviser to Technology Crossover Ventures. From February 2011 to June 2013, Mr. McCarthy served on the board of directors of Pandora. From April 1999 to December 2010, Mr. McCarthy served as the Chief Financial Officer of Netflix, an online video rental and streaming service. Prior to serving at Netflix, Mr. McCarthy served in senior executive positions at Music Choice, BMP Partners and Credit Suisse First Boston. Mr. McCarthy currently serves on the boards of directors of several privately held companies. Mr. McCarthy holds a B.A. in history from Williams College and an M.B.A. from The Wharton School of Business at the University of Pennsylvania. We believe that Mr. McCarthy should continue to serve on our board of directors due to his extensive background in consumer technology companies and his financial expertise through his service as a chief financial officer.

Dan Rosensweig has served as our President and Chief Executive Officer since February 2010 and as the Chairman of our board of directors since March 2010. From March 2009 to February 2010, Mr. Rosensweig

served as President and Chief Executive Officer of RedOctane, a business unit of Activision Publishing and developer, publisher and distributor of Guitar Hero. From August 2007 to March 2009, Mr. Rosensweig was an Operating Principal at the Quadrangle Group, a private investment firm. From April 2002 to April 2007, Mr. Rosensweig served as Chief Operating Officer of Yahoo!, an Internet content and service provider. Prior to serving at Yahoo!, Mr. Rosensweig served as the President of CNET Networks and prior to that as Chief Executive Officer and President of ZDNet, until it was acquired by CNET Networks. Mr. Rosensweig also currently serves on the board of directors of Adobe Systems. Mr. Rosensweig holds a B.A. in political science from Hobart and William Smith Colleges. We believe that Mr. Rosensweig should continue to serve on our board of directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive experience with high-growth consumer Internet and media companies.

Ted Schlein has served on our board of directors since December 2008. Mr. Schlein has served as a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since November 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. Mr. Schlein served on the board of directors of ArcSight, which was acquired by Hewlett Packard, from 2002 to 2010. Mr. Schlein currently serves on the boards of directors of Jive Software and a number of privately held companies. Mr. Schlein holds a B.A. in economics from the University of Pennsylvania. We believe that Mr. Schlein should continue to serve on our board of directors due to his extensive experience working with early-stage technology companies in the infrastructure markets, including ventures within the network arena.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors —
Terms Expiring 2015:
Marne Levine(1)(2)	43	Vice President, Global Public Policy, of Facebook	May 2013
Richard Sarnoff(3)	55	Senior Advisor, Kohlberg Kravis Roberts & Co.	August 2012
Class III Directors —
Terms Expiring 2016:
Jeffrey Housenbold(2)	44	President and Chief Executive Officer of Shutterfly	May 2013
John York(1)(3)	33	Chief Executive Officer of the San Francisco 49ers	June 2013

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit committee

Marne Levine has served on our board of directors since May 2013. Since June 2010, Ms. Levine has served as Vice President, Global Public Policy for Facebook, a social media company. Previously, Ms. Levine served as Chief of Staff at the White House National Economic Council and Special Assistant to the President for Economic Policy, from January 2009 to June 2010. Prior to those roles, Ms. Levine served as director of product management for Revolution Money and as Chief of Staff to Lawrence Summers when he was President of Harvard University. She began her career at the United States Department of Treasury, where she served in a variety of positions, including as the Deputy Assistant Secretary for banking and finance in the Office of Legislative Affairs and Public Liaison. Ms. Levine holds a B.A. in political science and communications from Miami University and an M.B.A. from Harvard Business School. We believe that Ms. Levine is qualified to serve on our board of directors due to her extensive experience in the policy, communication and technology fields.

Richard Sarnoff has served on our board of directors since August 2012. Since January 2011, Mr. Sarnoff has served as a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm. Previously, Mr. Sarnoff was employed by Bertelsmann, a diversified media and services company, where he served as the Co-Chairman of Bertelsmann from 2008 to 2011 and the President of Bertelsmann Digital Media Investments from 2006 to 2011. Prior to those roles, Mr. Sarnoff served as the Executive Vice President and Chief Financial Officer of Random House, a subsidiary of Bertelsmann. Mr. Sarnoff also served as a member of the supervisory board of Bertelsmann from 2002 to 2008 and served as a member of the boards of directors of The Princeton Review from 2000 to 2009, of Audible from 2001 to 2008 and of Amdocs from 2009 to 2011. Mr. Sarnoff currently serves on the boards of directors of Activision Blizzard and several privately held companies. Mr. Sarnoff holds a B.A. in art and archeology from Princeton University and an M.B.A. from Harvard Business School. We believe that Mr. Sarnoff is qualified to serve on our board of directors due to his extensive experience serving in senior leadership roles, including chief financial officer, and on the boards of directors of media and digital technology companies.

Jeffrey Housenbold has served on our board of directors since May 2013. Since January 2005, Mr. Housenbold has served as the President, Chief Executive Officer and a director of Shutterfly, a manufacturer and digital retailer of personalized products and services. From January 2002 to January 2005, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay, an online marketplace for the sale of goods and services. Prior to May 2002, Mr. Housenbold served as the Vice President & General Manager, Business-to-Consumer Group and as the Vice President, Mergers & Acquisitions of eBay. Mr. Housenbold currently serves on the boards of directors of Shutterfly, Caesars Entertainment and Groupon. Mr. Housenbold holds a B.S. in economics and business administration from Carnegie Mellon University and an M.B.A. from Harvard Business School. We believe that Mr. Housenbold is qualified to serve on our board of directors due to his more than 20 years of experience in the consumer industry in senior roles at large, complex companies.

John York has served on our board of directors since June 2013. Since February 2012, Mr. York has served as the Chief Executive Officer of the San Francisco 49ers, a professional football team in the National Football League, where he previously served as Team President from 2008 to 2012 and as Vice President of Strategic Planning from 2005 to 2008. Prior to those roles, Mr. York served as a financial analyst at Guggenheim Partners. Mr. York holds a B.A. in finance from the University of Notre Dame. We believe that Mr. York is qualified to serve on our board of directors due to his extensive leadership experience and strong corporate development background.

There are no familial relationships among our directors and officers.

Director Compensation

We compensate our non-employee directors with a combination of cash and equity. The form and amount of compensation paid to our non-employee directors for serving on our board of directors and its committees is designed to be competitive in light of industry practices and the obligations imposed by such service. In order to align the long-term interests of our directors with those of our stockholders, a portion of the director compensation is provided in equity-based compensation. The value of the annualized compensation of our non-employee directors is targeted to be at approximately at 50% and 85% of a peer group of similarly-sized technology companies with similar business and financial characteristics for cash and equity, respectively. The director compensation practices of this peer group of companies was the benchmark used when considering the competitiveness of our non-employee director compensation in 2013. Our compensation committee’s independent compensation consultant, Compensia, Inc., collected and developed the competitive data and analyses for benchmarking independent director compensation.

Annual Fees. Effective July 1, 2013, our non-employee directors were compensated as follows:

•	an annual cash retainer for serving on the board of directors of $40,000;

•	an annual cash retainer for serving in a non-chair position on the audit committee of $10,000, on the compensation committee of $10,000 and on the nominating and corporate governance committee of $5,000; and

•	an annual cash retainer for serving as the chairman of the audit committee of $20,000, for serving as the chairman of the compensation committee of $20,000 and for serving as the chairman of the nominating and corporate governance committee of $10,000.

We pay the annual retainer fee and any additional fees to each director in arrears in equal quarterly installments.

Equity Awards. Our non-employee director equity compensation policy provides that, following our IPO, each newly-elected or appointed non-employee director will be granted a stock option having a fair market value on the grant date equal to $300,000 and, immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional stock option having a fair market value on the date of grant equal to $150,000. Each initial stock option award will vest in equal annual installments over three years from the date of grant while each annual stock option award will vest in full on the earlier of the one-year anniversary of the date of grant or immediately prior to the first annual meeting of our stockholders to occur after the date of grant. Options granted to non-employee directors under the policy described above will accelerate and vest in full in the event of a change of control. The awards will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months following that date if the termination is due to death or disability. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

The following table provides information for the year ended December 31, 2013 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2013. Mr. Rosensweig, our current Chief Executive Officer, did not receive any compensation for his service as a director during the fiscal year ended December 31, 2013.

The table does not include information for Frederick Bolander, Deven Parekh and Aayush Phumbhra, who resigned from our board of directors in August 2013, August 2013 and May 2013, respectively. None of these former directors earned or were paid any compensation in 2013 in connection with their service on our board of directors. Neither Mr. Bolander nor Mr. Parekh held any stock options to purchase our common stock as of December 31, 2013. Mr. Phumbhra held stock options to purchase 744,594 shares of our common stock as of December 31, 2013, which had been granted to Mr. Phumbhra in his capacity as our Co-Founder and Senior Vice President and pursuant to our Designated IPO Equity Incentive Program. For information on Mr. Phumbhra’s compensation arrangements with us, see “Transactions with Related Persons” below.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jeffrey Housenbold	25,000	293,153	318,153
Marne Levine	30,000	295,302	325,302
Barry McCarthy	56,250	300,462	356,712
Richard Sarnoff	32,708	300,462	333,170
Ted Schlein	32,500	300,462	332,962
John York	27,500	480,284	507,784

(1)	Amounts shown in this column do not reflect dollar amounts actually received by non-employee directors. Instead these amounts reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (formerly SFAS 123R), or ASC 718, for awards granted during 2013. For information on the valuation assumptions with respect to stock option grants, refer to note 14 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. There can be no assurance that this grant date fair value will ever be realized by the non-employee director.

Our non-employee directors held the following number of stock options as of December 31, 2013.

Name	Option Awards
Jeffrey Housenbold	66,666
Marne Levine	66,666
Barry McCarthy	148,072
Richard Sarnoff	151,971
Ted Schlein	45,306
John York	66,666

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH

OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as Chegg’s principal independent registered public accounting firm to perform the audit of Chegg’s consolidated financial statements for fiscal year ending December 31, 2014. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as Chegg’s principal independent registered public accounting firm.

Ernst & Young LLP audited Chegg’s financial statements for Chegg’s 2013 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for Chegg’s audit.

In addition to performing the audit of Chegg’s consolidated financial statements, Ernst & Young LLP provided various other services during 2013 and 2012. Our audit committee has determined that Ernst & Young LLP’s provisioning of these services, which are described below, does not impair Ernst & Young LLP’s independence from Chegg. The aggregate fees for 2013 and 2012 for each of the following categories of services are as follows:

Fees Billed to Chegg	Fiscal Year 2013	Fiscal Year 2012
Audit fees(1)	$2,326,986	$690,340
Audit related fees(2)	—	25,540
Tax fees(3)	—	61,800
All other fees	—	—
Total fees	$2,326,986	$777,680

(1)	“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements. This category also includes fees for services that were incurred in connection with our initial public offering, and other statutory and regulatory filings or engagements.

(2)	“Audit related fees” include fees for professional services rendered in connection with acquisition and other advisory services.

(3)	“Tax fees” include fees in connection with tax compliance and tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 28, 2014, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 82,686,142 shares of our common stock outstanding on March 28, 2014. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 28, 2014 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Owned
Named Executive Officers and Directors:
Dan Rosensweig(1)	1,998,348	2.4%
Andy Brown(2)	476,568	*
Chuck Geiger(3)	776,276	*
Jeffrey Housenbold§	22,222	*
Barry McCarthy(4)	246,758	*
Marne Levine§	22,222	*
Richard Sarnoff§	86,438	*
Ted Schlein(5)	8,382,686	10.1%
John York§	20,370	*
All executive officers and directors as a group (15 persons)(6)	13,846,570	16.7%
5% Stockholders:
Ace Limited(7)	10,499,998	12.7%
Entities Affiliated with Insight Venture Partners(8)	8,677,391	10.5%
KPCB Holdings, as nominee(9)	8,355,135	10.1%
Entities Affiliated with Gabriel Ventures(10)	7,410,283	9.0%
Entities Associated with Foundation Capital(11)	4,670,819	5.6%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
§	Shares shown for this individual represent shares subject to stock options that are exercisable within 60 days of March 28, 2014.
(1)	Consists of (a) 315,627 shares held by Mr. Rosensweig, (b) 7,166 shares held by The Rachel Rosensweig 2007 Irrevocable Trust U/A/D 03-12-07, (c) 7,166 shares held by The Samantha Rosensweig 2007 Irrevocable Trust U/A/D 03-12-2007, (d) 20,504 shares held by Daniel L and Linda Rosensweig,

(footnotes continue on following page)

Co-Trustees of the Rosensweig Family Revocable Trust U/A/D 03-12-2007, (e) 68,251 vested shares subject to stock options held by Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012, (f) 1,639,699 shares subject to stock options that are exercisable within 60 days of March 28, 2014, and (g) 8,186 RSUs which are subject to vesting conditions expected to occur within 60 days of March 28, 2014.
(2)	Consists of (a) 49,126 shares held by Mr. Brown, (b) 61,061 shares held by The Andy and Pam Brown Family Trust, of which Mr. Brown is a Co-Trustee, (c) 3,333 shares held by Chelsea Brown, (d) 3,333 shares held by Kevin Brown, (e) 337,537 shares subject to stock options held by Mr. Brown that are exercisable within 60 days of March 28, 2014, and (f) 22,178 RSUs which are subject to vesting conditions expected to occur within 60 days of March 28, 2014.
(3)	Consists of (a) 33,541 shares held by Mr. Geiger, (b) 742,403 shares subject to stock options that are exercisable within 60 days of March 28, 2014, and (c) 332 RSUs which are subject to vesting conditions expected to occur within 60 days of March 28, 2014.
(4)	Consists of (a) 65,609 shares held by Mr. McCarthy, (b) 53,499 shares held by Rivers Cross Trust, (c) 17,333 shares held by Peter Dudley McCarthy Trust, and (d) 110,317 shares subject to stock options that are exercisable within 60 days of March 28, 2014.
(5)	Consists of (a) 20,000 shares held by the Schlein Family Trust Dtd 4/20/99, (b) 7,551 shares subject to stock options that are exercisable within 60 days of March 28, 2014, (c) 7,792,000 shares owned by Kleiner Perkins Caufield & Byers XIII, LLC (KPCB XIII) and (d) 563,135 shares beneficially owned by individuals and entities associated with Kleiner Perkins Caufield & Byers. The shares described in (d) are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates, LLC (KPCB XIII Associates). Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Ted Schlein, a member of our board of directors, are the managing directors of KPCB XIII Associates and exercise shared voting and investment power over the shares directly held by KPCB XIII. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
(6)	Consists of (a) 9,360,529 shares, (b) 4,451,097 shares subject to stock options that are exercisable within 60 days of March 28, 2014, and (c) 34,944 RSUs which are subject to vesting conditions expected to occur within 60 days of March 28, 2014, each of which are held by our directors and officers as a group.
(7)	As reported in a Schedule 13G filed with the SEC on February 13, 2014, by virtue of Ace Limited’s direct ownership of 10,499,998 shares and Ace Holdings Management Limited’s ownership and control of Ace Limited, Ace Holdings Management Limited may be deemed to have shared power to vote and dispose or direct the vote and direct the disposition of the shares. By virtue of his ownership of Ace Holdings Management Limited, Richard Li Tzar Kai may be deemed to have shared power to vote the shares. Each of Ace Holdings Management Limited and Richard Li Tzar Kai disclaims beneficial ownership of the shares. The principal business address for Ace Limited is Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. The principal address for Ace Holdings Management Limited is 171 Main Street, Road Town, Tortola VG 1110, British Virgin Islands. The principal address for Richard Li Tzar Kai is c/o Davis & Gilbert LLP, 1740 Broadway, New York, NY 10019.
(8)	Consists of (a) 1,986,489 shares held by Insight Venture Partners (Cayman) VI, L.P., (b) 367,462 shares held by Insight Venture Partners VI (Co-Investors), L.P., and (c) 6,323,440 shares held by Insight Venture Partners VI, L.P. Insight Holdings Group, LLC (Holdings) is the general partner of Insight Venture Associates VI, L.P., which is the general partner of each of Insight Venture Partners VI, L.P., Insight Venture Partners (Cayman) VI, L.P. and Insight Venture Partners VI (Co-Investors), L.P. Each of Jeffrey Horing, Deven Parekh and Peter Sobiloff is a member of the board of managers of Holdings and share voting and investment power over the shares. Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities. The principal business address for all entities and individuals affiliated with Insight Venture Partners is 680 Fifth Avenue, 8th Floor, New York, NY 10019.

(9)	Consists of (a) 7,792,000 shares owned by KPCB XIII and (b) 563,135 shares beneficially owned by individuals and entities associated with Kleiner Perkins Caufield & Byers, which are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of such individuals and entities who each exercise their own voting and dispositive control over such shares. The managing member of KPCB XIII is KPCB XIII Associates. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Ted Schlein, a member of our board of directors, are the managing directors of KPCB XIII Associates and exercise shared voting and investment power over the shares directly held by KPCB XIII. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.
(10)	Consists of (a) 21,572 shares held by Gabriel Legacy Fund II, L.P. and (b) 7,388,711 shares held by Gabriel Venture Partners II, L.P. Gabriel Investment Partners II, L.P. (Gabriel Investment) serves as the General Partner of such entities. Scott Chou and Frederick Bolander are the managing partners of Gabriel Investment and share voting and investment power over the shares. The principal business address for all entities affiliated with Gabriel Venture Partners is 999 Baker Way, Suite 400, San Mateo, CA 94404.
(11)	Consists of (a) 51,611 shares held by Foundation Capital VI Principals Fund, LLC (FC6P), and (b) 4,619,208 shares held by Foundation Capital VI, LP (FC6). Foundation Capital Management Co., VI, LLC (FC6M) serves as the sole Manager of FC6 and FC6P. William Elmore, Paul Holland, Paul Koontz, Charles Moldow, Richard Redelfs, Ashmeet Sidana, Michael Schuh, Steve Vassallo and Warren Weiss are managers of FC6M and share voting and investment power of the shares. The principal business address for all entities affiliated with Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94025.

OUR MANAGEMENT

The names of our executive officers, their ages as of March 28, 2014, and their positions are shown below.

Name	Age	Position(s)
Dan Rosensweig	52	President, Chief Executive Officer and Chairman
Gibson Biddle	52	Chief Product Officer
Andrew Brown	54	Chief Financial Officer
Robert Chesnut	54	Senior Vice President and General Counsel
Anne Dwane	43	Chief Business Officer
Chuck Geiger	47	Chief Technology Officer
Esther Lem	58	Chief Marketing Officer
Michael Osier	51	Chief Information Officer
Nathan Schultz	36	Chief Content Officer

The board chooses executive officers, who then serve at the board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Chegg.

For information regarding Mr. Rosensweig, please refer to Proposal No. 1, “Election of Directors,” above.

Gibson Biddle has served as our Chief Product Officer since May 2010. From June 2005 to December 2009, Mr. Biddle served as the Vice President, Product Management at Netflix, an online video rental and streaming service. Prior to serving at Netflix, Mr. Biddle served in senior management positions at various education, media and technology companies, including The Learning Company and Mattel. Mr. Biddle holds a B.A. in English from Amherst College and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Andrew Brown has served as our Chief Financial Officer since October 2011. From December 2004 to January 2009, Mr. Brown served as the Chief Financial Officer of Palm, a smartphone provider. Mr. Brown was semi-retired following his departure from Palm before he joined us. Prior to serving at Palm, Mr. Brown served as the Chief Financial Officer of Pillar Data Systems, Legato Systems and ADPT Corporation (formerly Adaptec). Mr. Brown also serves on the business school advisory board at Eastern Illinois University. Mr. Brown holds a B.S. in accounting from Eastern Illinois University.

Robert Chesnut has served as our Senior Vice President and General Counsel since July 2010. From July 2009 to June 2010, Mr. Chesnut served as the Senior Vice President, General Counsel of LiveOps, a provider of call center outsourcing services. From March 1999 to September 2008, Mr. Chesnut served in a variety of roles, including head of North American legal and Senior Vice President, Trust and Safety at eBay, an online marketplace for the sale of goods and services. Mr. Chesnut earned a B.A. in the Government Honors Program at the University of Virginia and holds a J.D. from Harvard Law School.

Anne Dwane has served as our Chief Business Officer since October 2011. From November 2008 to October 2011, Ms. Dwane served as the Chief Executive Officer of Zinch, an online social network for students, prior to its acquisition by us. From October 2006 to August 2008, Ms. Dwane served as the General Manager and Senior Vice President, Affinity Networks of Monster Worldwide, an online employment solutions company. Prior to serving at Monster Worldwide, Ms. Dwane was co-founder of Military Advantage, which was acquired by Monster Worldwide. Prior to serving at Military Advantage, Ms. Dwane served in positions at Interval Research and Nabisco. Ms. Dwane holds a B.S.B.A. in marketing and international management from Georgetown University and an M.B.A. from Harvard Business School.

Chuck Geiger has served as our Chief Technology Officer since July 2009. Mr. Geiger was a Partner at Silicon Valley Product Group, a product and technology consulting firm, a position he held from January 2006 to

October 2010. From September 2006 to September 2008, Mr. Geiger served as the Executive Vice President, Technology of Ask.com, a division of IAC/InterActiveCorp, a media and Internet company. Prior to serving at Ask.com, Mr. Geiger served as the Chief Technology Officer of Protrade and PayPal, a division of eBay, and as the Vice President, Architecture of eBay. Mr. Geiger holds a B.S. in computer science from the University of Kansas.

Esther Lem has served as our Chief Marketing Officer since December 2010. From January 2009 to June 2009, Ms. Lem served as the Vice President, Hair Projects, Global Hair Category at Unilever, a global supplier of food, home and personal care products. From September 2000 to June 2009, Ms. Lem served as the Vice President of Brand Development for Unilever North America on the deodorants and hair categories, a division of Unilever. Prior to 2000, Ms. Lem served as the Vice President of Marketing for Unilever Canada. Ms. Lem holds an H.B.A. in business from the University of Western Ontario.

Michael Osier has served as our Chief Information Officer since October 2012 and previously served as our Vice President of Operations and Internet Technology from October 2009 to October 2012. From March 2000 to July 2009, Mr. Osier served in various positions, including Vice President, Internet Technology Operations at Netflix, an online video rental and streaming service. Prior to serving at Netflix, Mr. Osier served in various senior management positions at Conner Peripherals, Seagate Technology and Quantum.

Nathan Schultz has served as our Chief Content Officer since May 2012 and previously served as our Vice President of Content Management from April 2010 to May 2012 and our Director of Textbook Strategy from February 2008 to March 2010. Prior to joining us, Mr. Schultz served in various management positions at R.R. Bowker, Monument Information Services, Pearson Education and Jones & Bartlett Learning. Mr. Schultz holds a B.A. in history from Elon University.

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to our principal executive officer and the two other most highly compensated executive officers serving as such at December 31, 2013 for all services rendered in all capacities to us during 2013 and 2012. We refer to these three executive officers as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All other Compensation ($)(5)	Total ($)
Dan Rosensweig	2013	603,077	1,898,275	6,438,846	—	29,614	8,969,812
President and Chief Executive Officer	2012	490,000	—	2,610,152	203,000	—	3,303,152

Andrew Brown	2013	389,356	437,288	2,268,718	—	2,000	3,097,362
Chief Financial Officer	2012	340,500	—	145,494	67,050	2,000	555,044

Chuck Geiger	2013	381,000	739,325	2,246,846	—	2,000	3,369,171
Chief Technology Officer	2012	340,500	—	363,735	91,350	2,000	797,585

(1)	Messrs. Rosensweig, Brown and Geiger’s annual base salary for 2012 was $400,000, $300,000 and $300,000, respectively. In November 2012, before any action was taken to determine amounts earned under our non-equity incentive plan for corporate performance in the second half of 2012, each of Messrs. Rosensweig, Brown and Geiger elected to forfeit any payment under such plan in exchange for an increase in his annual base salary equal to 90% of his annual bonus eligibility. As a result of their elections, effective July 1, 2012, Messrs. Rosensweig, Brown and Geiger’s annual base salary was increased to $580,000, $381,000 and $381,000, respectively. Effective November 13, 2013, Messrs. Rosensweig and Brown’s annual base salary was increased to $700,000 and $410,000, respectively.
(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards granted under our 2013 Equity Incentive Plan, as computed in accordance with FASB ASC Topic 718. The grant date fair value was determined using the closing share price of our common stock on the date of grant.
(3)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards granted under our 2005 Stock Incentive Plan, with respect to grants to our named executive officers in 2012 and under our 2013 Equity Incentive Plan, with respect to grants to our named executive officers in 2013, as computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to stock awards and option awards, refer to note 14 of our notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Note that the amounts reported in this column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by our named executive officers from the equity awards.
(4)	Represents amounts earned in 2012 under our 2012 Semi-Annual Executive Bonus Incentive Plan. In November 2012, the 2012 Semi-Annual Executive Bonus Incentive Plan was discontinued for the second half of 2012 in exchange for an increase in our executive officers’ annual salary. No non-equity incentive plan for corporate performance was adopted in 2013 and no non-equity incentive plan compensation was earned by each of Messrs. Rosensweig, Brown and Geiger in 2013.
(5)	Represents our payment of accrued personal time off to Mr. Rosensweig and our contributions to the account under our 401(k) plan with respect to each of Messrs. Brown and Geiger.

Option and RSU Awards During 2013

In November 2013, we granted options to purchase 666,666, 266,666 and 266,666 shares of our common stock to Messrs. Rosensweig, Brown and Geiger, respectively, each at an exercise price of $12.50 per share. Each of these stock options vests as to one-third of the shares on the one-year anniversary of the date of grant, and as to 1/36 of the shares each month over the following two years. In addition, in connection with our Designated IPO Equity Incentive Program, in November 2013, we granted options to purchase 314,407, 77,088 and 75,591 shares of our common stock, each at an exercise price of $12.50 per share and 151,862, 34,983, and 59,146 RSUs to Messrs. Rosensweig, Brown and Geiger, respectively. The awards granted pursuant to the Designated IPO Equity Incentive Program will vest on the same schedule as the equity awards previously granted to each executive, taken as a whole, including the vesting start date for such awards. In addition, the vesting of these awards will accelerate by (i) 25% and 50% of the remaining unvested shares for Messrs. Rosensweig and Brown, respectively, in the event their employment is terminated by us other than for cause or for good reason (as such terms are defined in each officer’s offer letter). The vesting of these awards will also accelerate by and (ii) 100%, 50% and 50% for Messrs. Rosensweig, Brown, and Geiger, respectively, of the remaining unvested shares in the event of a qualifying termination of employment within 12 months of a change of control (as such terms are defined in each officer’s offer letter and described in “—Termination or Change in Control Arrangements” below).

Designated IPO Equity Incentive Program. Our board of directors adopted the Designated IPO Equity Incentive Program (the “Program”) in 2012 as a means to incentivize, motivate and retain certain of our employees through an initial public offering by issuing them stock options and RSUs to acquire shares of our common stock to offset the dilutive effects of the issuance of additional shares of Series D and Series E convertible preferred stock in connection with an IPO as a result of the special conversion adjustments applicable to those series of preferred stock. Upon our IPO in November 2013, the participants in the Program received stock option and RSU grants covering such number of shares of our common stock as would allow them to maintain substantially the same ownership percentage of our common stock with respect to their outstanding equity awards as they did immediately prior to our IPO, excluding any shares sold in the IPO. The mix of options and RSUs granted to each participant was based on an iterative calculation that first determined the number of additional shares necessary to achieve the applicable ownership percentage for each participant prior to the IPO, which number was then reduced by a number of RSUs necessary to offset the higher exercise price for the stock options to be granted under the Program compared to the exercise price of each participant’s underlying stock options. Each participant was granted stock options to purchase that reduced number of shares along with the number of RSUs necessary to offset the higher exercise price of the stock options granted under the Program. Each stock option granted under the program had an exercise price equal to $12.50, the price per share offered to the public in our IPO. The vesting schedules of the equity awards granted under the Program proportionally mirror each participant’s existing equity awards. All awards granted under the Program were granted under our 2013 Equity Incentive Plan and are subject to its terms and conditions. The Program terminated upon the occurrence of our IPO and no further grants may be made under it.

Outstanding Equity Awards at Year End

The following table provides information with respect to outstanding equity awards as of December 31, 2013 with respect to our Named Executive Officers.

			Option Awards					Stock Awards
	Grant Date(1)		Number of Securities Underlying Unexercised Options			Exercise Price ($)	Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have NotVested ($)(2)
Name			Exercisable (#)		Unexercisable (#)
Dan Rosensweig	2/4/2010	(3)						500,000	4,255,000
	3/17/2011	(4)	979,165	(4)	20,835	7.88	2/3/2020
	5/4/2011	(5)	131,943		201,390	7.88	5/3/2021
	11/7/2012	(6)	194,348		523,248	6.92	11/6/2022
	11/12/2013	(7)	161,555		152,852	12.50	11/11/2023
	11/12/2013	(8)	—		666,666	12.50	11/11/2023
	11/12/2013	(9)						73,847	628,438
Andy Brown	11/2/2011	(10)						100,000	851,000
	11/2/2011	(11)	227,381		213,889	7.88	11/1/2021
	11/7/2012	(6)	10,833		29,167	6.92	11/6/2022
	11/12/2013	(12)	34,551		42,537	12.50	11/11/2023
	11/12/2013	(8)	—		266,666	12.50	11/11/2023
	11/12/2013	(13)						19,298	164,226
Chuck Geiger	7/22/2009		635,729		—	1.88	7/21/2019
	11/7/2012	(6)	27,083		72,917	6.92	11/6/2022
	11/12/2013	(14)	68,106		7,485	12.50	11/11/2023
	11/12/2013	(8)	—		266,666	12.50	11/11/2023
	11/12/2013	(15)						5,857	49,843

(1)	All of the outstanding equity awards granted prior to November 12, 2013 were granted under our 2005 Stock Incentive Plan. The outstanding equity awards granted on November 12, 2013 were granted under our 2013 Equity Incentive Plan.
(2)	The market price for our common stock is based on the closing price per share of our common stock as listed on the NYSE on December 31, 2013 of $8.51.
(3)	These RSUs vest upon the satisfaction of both a time-based service component and a performance condition. As of December 31, 2013, the time-based service component was satisfied. The performance condition was satisfied and the RSUs fully vested on March 15, 2014.
(4)	25% of the option vested on January 15, 2011 and 1/48th vests monthly thereafter, subject to acceleration as described in “—Termination or Change in Control Arrangements” below. Includes 68,251 shares subject to stock options transferred as a gift to Daniel Lee Rosensweig and Linda Rosensweig Co-Trustees of the Rosensweig 2012 Irrevocable Children’s Trust u/a/d 11/6/2012 on November 8, 2013.
(5)	25% of the option vested on May 4, 2013 and 1/36th vests monthly thereafter, subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(6)	1/48th of the option vests monthly beginning on the grant date, subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(7)	On the grant date, 153,079 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 101,712 shares subject to the option will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 32,388 subject to the option will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 27,228 shares subject to the option will vest in equal monthly installments. The vesting is subject to acceleration as described in “—Termination or Change in Control Arrangements” below.

(8)	33% of the option vests on November 12, 2014 and 1/24th vests monthly thereafter, subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(9)	Over the first 12-month period following the grant date, a total of 49,116 shares subject to the RSUs will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 15,636 shares subject to the RSUs will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 13,188 shares subject to the RSUs will vest in equal monthly installments. The vesting is subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(10)	These RSUs vest upon the satisfaction of both a time-based service component and a performance condition. As of December 31, 2013, 60% of the time-based service component for these RSUs were satisfied. Thereafter, an additional 20% will be satisfied on April 3, 2014 and October 3, 2014, respectively. The performance condition was satisfied on March 15, 2014.
(11)	25% of the option vested on October 3, 2012 and 1/48th vests monthly thereafter, subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(12)	On the grant date, 32,152 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 28,788 shares subject to the option will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 14,856 shares subject to the option will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 1,292 shares subject to the option will vest in equal monthly installments. The vesting is subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(13)	Over the first 12-month period following the grant date, a total of 13,068 shares subject to the RSUs will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 6,744 shares subject to the RSUs will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 575 shares subject to the RSUs will vest in equal monthly installments. The vesting is subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(14)	On the grant date, 67,892 shares subject to the option were vested and immediately exercisable. Over the first 12-month period following the grant date, a total of 2,568 shares subject to the option will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 2,568 shares subject to the option will vest in equal monthly installments. Over the third 12-month period, a total of 2,563 shares subject to the option will vest in equal monthly installments. The vesting is subject to acceleration as described in “—Termination or Change in Control Arrangements” below.
(15)	Over the first 12-month period following the grant date, a total of 1,992 shares subject to the RSUs will vest in equal monthly installments. Over the second 12-month period following the grant date, a total of 2,016 shares subject to the RSUs will vest in equal monthly installments. Over the third 12-month period following the grant date, a total of 2,015 shares subject to the RSUs will vest in equal monthly installments. The vesting subject to acceleration as described in “—Termination or Change in Control Arrangements” below.

Employment, Severance and Change of Control Arrangements

Pursuant to the offer letters we entered into with Messrs. Rosensweig, Brown and Geiger, we have agreed to make certain payments upon their termination or resignation, or a change in control of our company.

Dan Rosensweig

We entered into an offer letter agreement with Mr. Rosensweig, our President and Chief Executive Officer, on December 3, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Rosensweig’s offer letter, in the event we terminate Mr. Rosensweig’s employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Rosensweig a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Rosensweig will be entitled to immediate vesting of 25% of his then-unvested stock options and, with respect to his outstanding stock option to purchase 1,000,000 shares of common stock granted on February 4, 2010, he will be entitled to immediately vesting of the shares that would have vested in the next 12 months. Mr. Rosensweig will also have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims, resigning from our board of directors and returning all of our property to us.

Additionally, if Mr. Rosensweig is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company, we will pay Mr. Rosensweig a lump sum payment equal to his then current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company. Additionally, Mr. Rosensweig will be entitled to immediate vesting of 100% of his then-unvested stock options. Mr. Rosensweig will have a period of up to 24 months from the effective date of his termination or resignation to exercise all vested options. These benefits are subject to Mr. Rosensweig releasing us from all claims.

For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “good reason” occurs upon (i) removal from the position of Chief Executive Officer or no longer reporting directly to our board of directors, (ii) any material change or reduction in duties as Chief Executive Officer or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

Andy Brown

We entered into an offer letter agreement with Mr. Brown, our Chief Financial Officer, on October 2, 2011. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Brown’s offer letter, in the event we terminate Mr. Brown’s employment without “cause” or he resigns from his employment with us for “good reason,” then we will pay Mr. Brown a lump sum payment equal to 12 months of his then-current annual salary and his monthly insurance premiums, until the earlier of 12 months following his termination or resignation or the date upon which he commences full-time employment or consulting services with another company and is eligible for participation in any health insurance program provided by such company.

Additionally, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims and returning all of our property to us.

Additionally, if Mr. Brown is terminated without “cause” or he resigns from his employment with us for “good reason” within 12 months following a “change of control” of our company, Mr. Brown will be entitled to immediate vesting of 50% of his then-unvested stock options and 50% of his then-unvested RSUs. These benefits are subject to Mr. Brown releasing us from all claims.

For purposes of this section, “cause” means a determination by our board of directors that employment is terminated because of (i) a failure or refusal to comply in any material respect with lawful policies, standards or regulations of our company within 30 days after written notice to of such violations and/or failure to comply; (ii) a material violation of a federal or state law or regulation applicable to our business; (iii) a conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any state; (iv) fraud or material misappropriation of property belonging to us or our affiliates; (v) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with us or with a former employer and failure to correct or cure such material breach within thirty days after written notice of such breach; or (vi) material misconduct or gross negligence in connection with the performance of duties.

For purposes of this section, “good reason” occurs upon (i) removal from the position of chief financial officer, (ii) any material change or reduction in duties as chief financial officer or assignment to duties inconsistent with such position, responsibilities, authority or status, (iii) reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iv) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

Chuck Geiger

We entered into an offer letter agreement with Mr. Geiger, our Chief Technology Officer, on June 30, 2009. The offer letter provides for at-will employment and has no specific term. Pursuant to Mr. Geiger’s offer letter, if Mr. Geiger is terminated without cause or he is “constructively terminated” within 12 months following a “change of control” of our company, Mr. Geiger will be entitled to immediate vesting of 50% of his then-unvested stock options.

For purposes of this section, a “constructive termination” occurs upon (i) a material change from hjis position as chief technology officer, (ii) a reduction of then-current annual base compensation (other than a similar reduction that applies to our other senior executives), or (iii) relocation to a primary work location more than 50 miles from our principal office in Santa Clara, California.

For purposes of this section, “change of control” means (i) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than 50% of the voting power of all of our equity would be transferred by the holders our outstanding shares (excluding a reincorporation to effect a change in domicile); (ii) a sale of all or substantially all of our assets; or (iii) any other transaction or series of transactions (other than capital raising transactions) in which our stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2013 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2005 Stock Incentive Plan (the “2005 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 ESPP”). The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or arrangements assumed by us in connection with our acquisition of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	19,285,441	(1)	$8.35	(2)	14,980,894	(3)
Equity compensation plans not approved by security holders(4)	N/A—		N/A—		N/A—
Total

(1)	Excludes purchase rights accruing under the 2013 ESPP and includes 1,479,898 shares subject to outstanding restricted stock units.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.
(3)	Consists of 10,980,894 shares available for issuance under the 2013 Plan and 4,000,000 shares available for issuance under the 2013 ESPP. An offering period under the 2013 ESPP had begun but was not completed as of December 31, 2013.
The number of shares reserved for issuance under the 2013 Plan will increase automatically on the first day of January of each of the first ten calendar years during the term of the plan by a number of shares of common stock equal to the lesser of (i) 5% of the total outstanding shares our common stock as of the immediately preceding December 31st or (ii) a number of shares determined by our board of directors.
The number of shares reserved for issuance under our 2013 ESPP will increase automatically on January 1st of each of the first ten calendar years following the first offering date by the number of shares equal to the lesser of (i) 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded to the nearest whole share) or (ii) a number of shares determined by our board of directors.
Pursuant to the terms of our 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan, an additional 4,085,410 shares and 817,082 shares were added to the number of shares reserved for issuance under the each plan, respectively, effective January 1, 2014.
(4)	Excludes information for options and other equity awards assumed by us in connection with mergers and acquisitions and warrants issued by us in connection with financing transactions. As of December 31, 2013, a total of 166,426 shares of our common stock were issuable upon exercise of outstanding options assumed and 1,118,282 shares of our common stock were issuable upon exercise of outstanding warrants issued in connection with financing transactions. The weighted average exercise price of those outstanding options and warrants was $3.68 per share and $5.88 per share, respectively. No additional equity awards may be granted under any equity compensation plans or arrangements assumed by us in connection with mergers and acquisitions.

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS

In addition to the compensation arrangements, including employment, termination of employment and change of control arrangements and indemnification arrangements, discussed, when required, above in the section entitled “Executive Compensation,” The following is a description of each transaction since January 1, 2013 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Employment and Advisory Service Agreements with Aayush Phumbhra

We entered into an Employment Agreement with Aayush Phumbhra, our former Co-Founder and Senior Vice President and a former member of our board of directors, in December 2008, which we amended in May 2012 and December 2012. Under his Employment Agreement, as amended, Mr. Phumbhra resigned as an employee and a member of our board of directors, effective May 15, 2013, and upon resignation, received all of his earned but unpaid base salary and bonus through the date of termination, a lump-sum payment equal to nine months of his then-current base salary, a lump-sum payment for all of his days of personal time off accrued up to the date of resignation, and a lump-sum payment equal to nine times the average monthly portion of his health insurance coverage paid by us during the 9 months prior to his resignation, subject to his delivery of a general release of claims in our favor. These amounts totaled to $304,075. Prior to his resignation, we had paid Mr. Phumbhra $147,701 in salary and bonus.

At the time of his resignation, we entered into an Advisory Service Agreement with Mr. Phumbhra and agreed to pay him $5,000 per month for consulting services, permit the continued vesting of his outstanding options to purchase common stock for so long as he provides consulting services under the Advisory Service Agreement and permit him to participate in our Designated IPO Equity Incentive Program, as summarized above under “Executive Compensation—Designated IPO Equity Incentive Program.” The Advisory Service Agreement is effective for a period of 15 months, following May 15, 2013, subject to earlier termination for breach as described in the Advisory Service Agreement. During 2013, we paid Mr. Phumbhra a total of $37,500 in accordance with his Advisory Service Agreement. On November 12, 2013, Mr. Phumbhra was granted an option to purchase 82,220 shares of our common stock at an exercise price of $12.50 per share and 41,668 RSUs pursuant to our Designated IPO Equity Incentive Program. Both equity awards were fully vested on the grant date. The grant date fair value of these awards was $670,104 and $520,850, respectively.

Review, Approval or Ratification of Transactions with Related Parties

In September 2013, in connection with our IPO, our board of directors adopted a related-party transactions policy that requires approval of transactions to which we are a party and in which an officer, director, nominee for director, stockholder beneficially owning more than five percent of our outstanding capital stock or an immediate family member of such person has a material interest. Any transaction that we intend to undertake with such persons, irrespective of the amounts involved (unless such transaction is subject to standing pre-approval as provided under the policy or pursuant to a resolution adopted by our compensation committee), will be submitted to our ethics counselor for his or her determination of what approvals are required under the related-party transactions policy. The ethics counselor will refer to the chair of our audit committee (or another member of our audit committee if the chair is a party to the transaction) any such transaction for review. In the event our ethics counselor becomes aware of a transaction with a related person that has not been previously approved or previously ratified under the related-party transactions policy that required such approval, it will be submitted promptly to the chair or other member of our audit committee for review. Based on the conclusions reached, the chair or other member of our audit committee will evaluate all options, including but not limited to ratification, amendment or termination of the transaction with the related person.

In approving or rejecting the proposed transaction, the chair or other member of our audit committee will consider the relevant and available facts and circumstances, including such facts as (i) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (ii) the terms of the transaction and (iii) any other relevant information and considerations with respect to the proposed transaction. The chair or other member of our audit committee will approve only those transactions with related persons that, in light of known circumstances, are in or are not inconsistent with, the best interests of our company and our stockholders, as such chair or other member of our audit committee determines in the good faith exercise of his or her discretion.

Prior to the adoption of the written policy described above, our board of directors reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to our company and in the best interest of all of our stockholders.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Chegg’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Chegg under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Chegg specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Chegg’s management and Ernst & Young LLP the audited consolidated financial statements of Chegg for the year ended December 31, 2013. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Chegg.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Chegg’s annual report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Barry McCarthy, Chair

Richard Sarnoff

John York

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Chegg’s bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Chegg, Inc., 3990 Freedom Circle, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2015 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Chegg not earlier than 5:00 p.m. Pacific Time on February 6, 2015 and not later than 5:00 p.m. Pacific Time on March 8, 2015. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Chegg’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Chegg’s 2015 annual meeting must be received by the Company not later than December 12, 2014 in order to be considered for inclusion in Chegg’s proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Chegg’s directors, executive officers and any persons who own more than 10% of Chegg’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Chegg with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Chegg and written representations from the directors and executive officers, Chegg believes that all Section 16(a) filing requirements were timely met in 2013.

Available Information

Chegg will mail without charge, upon written request, a copy of Chegg’s annual report on Form 10-K for the year ended December 31, 2013, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Chegg, Inc.

3990 Freedom Circle

Santa Clara, California 95054

The Annual Report is also available at investor.chegg.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet

Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Chegg will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Chegg’s Investor Relations department at 3990 Freedom Circle, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 855-5735.

Any stockholders who share the same address and currently receive multiple copies of Chegg’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Chegg’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

0
CHEGG, INC.
Proxy for Annual Meeting of Stockholders on May 22, 2014
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Dan Rosensweig and Andy Brown as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Chegg, Inc. held of record by the undersigned at the close of business on March 28, 2014 at the Annual Meeting of Stockholders to be held May 22, 2014 at 9:00 a.m. Pacific Time at 3990 Freedom Circle, Santa Clara, California 95054, and at any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)
14475

ANNUAL MEETING OF STOCKHOLDERS OF
CHEGG, INC.
May 22, 2014
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18637
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20330000000000000000 9 051414
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. Election of three class I directors:
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
NOMINEES:
Barry McCarthy
Dan Rosensweig
Ted Schlein
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.
FOR AGAINST ABSTAIN
3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, and FOR Proposal 2.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder
Date:
Signature of Stockholder
Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.